Exhibit 99.1

           Fred's Reports Second Quarter Net Income Up 19%

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Aug. 25, 2005--Fred's Inc. (NASDAQ/NM:FRED) today reported financial results for the second fiscal quarter and six-month period ended July 30, 2005.
    Net income for the second quarter of 2005 totaled $3.5 million or $0.09 per diluted share versus $2.9 million or $0.07 per diluted share (as restated) in the year-earlier period, representing an increase of 19% in net income and 29% in net income per diluted share. For the first half of 2005, net income was $10.2 million or $0.26 per diluted share compared with $10.1 million or $0.26 per diluted share (as restated) in the same period last year.
    Retail sales by Company stores for the second quarter of 2005 increased 10% and total sales for the quarter also rose 10% to $373.3 million versus $340.9 million in the same period last year. On a comparable store basis, sales increased 0.8% for the quarter. For the first half of 2005, retail sales by Company stores increased 11% and total sales for the period also rose 11% to $756.1 million compared with $682.3 million in the year-earlier period. Comparable store sales for the first six months of 2005 increased 2.1% over the same period last year.
    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "We are pleased that Fred's posted solidly higher earnings for the second quarter versus the same period last year. The improvement reflects the progress made on the initiatives being implemented throughout the Company. Our refrigerated foods program rollout is on schedule and will be completed by November 1. Improvements in store-level inventory have helped us reduce labor costs 30 basis points as a percentage of sales. At the same time, we've gained increased expense leverage in our distribution centers, with controllable cost down 20 basis points during the quarter. These factors should continue to have a positive influence on our operations throughout the balance of the year.
    "Despite the progress we have made with these important initiatives, external factors continue to take a toll on our business," Hayes continued. "There is little question that our customers are feeling the pressure of soaring fuel and utility prices and competition is very aggressive. In a surprising settlement, on August 1 the State of Tennessee initiated significant cuts to its Medicaid program, TennCare - eliminating approximately 230,000 recipients and reducing the allowed prescriptions for all other enrollees from an unlimited number to just five per month. This has had a dramatic impact on the pharmacy sales of our almost 100 stores in the state. We had understood that this change would be phased in and we planned accordingly for a gradual drop of ineligible recipients from the TennCare roll over a 12-month period. The impact of this sales loss to earnings is expected to be approximately two cents in both the third and fourth quarters. Our customers' needs have not vanished, however, so we are hopeful that some of this business will come back to us as alternatives to TennCare emerge."
    Because of the impact of TennCare cuts on pharmacy sales in Tennessee, the economic factors affecting the Company's general merchandise sales from back-to-school, and the increasing utility and fuel costs, Fred's has revised its earnings outlook to ranges of $0.19 to $0.22 per diluted share for the third quarter and $0.74 to $0.79 per diluted share for the full 2005 fiscal year.
    Fred's gross profit for the second quarter increased 11% to $104.7 million from $94.0 million in the prior-year period. Gross margin for the quarter was 28.1% versus 27.6% last year, reflecting higher pharmacy gross margins, related to the increasing use of generic drugs, and a reduction in double-coupon expense on general merchandise. Gross profit for the first six months of 2005 increased 12% to $213.8 million from $190.8 million in the first half of 2004. Gross margin for the 2005 year-to-date period was 28.3% versus 28.0% in the same period last year.
    Selling, general and administrative expenses for the second quarter of 2005 increased to 26.6% of sales versus 26.2% of sales in the year-earlier period. On a year-to-date basis in 2005, selling, general and administrative expenses increased to 26.2% of sales compared with 25.6% of sales in the first half of 2004. Increases in store and pharmacy expenses as a percent of sales more than offset productivity gains in the Company's distribution centers and in store staffing. During the quarter, distribution center productivity improved by 20 basis points relative to sales despite an increase in fuel costs on outbound shipments. Store labor improved 30 basis points relative to sales during the second quarter.
    Operating income for the second quarter of 2005 increased 17% to $5.5 million from $4.7 million in the year-earlier period. Operating income increased to 1.5% of sales in the second quarter of 2005 compared with 1.4% of sales in the second quarter of 2004. Operating income for the first half of 2005 declined 1% to $15.7 million from $15.8 million in the prior-year period. Operating income for the first half of 2005 was 2.1% of sales compared with 2.4% of sales in the first six months of last year.
    Fred's Inc. operates 624 discount general merchandise stores, including 25 franchised Fred's stores in the southeastern United States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.
    A public, listen-only simulcast and replay of Fred's second quarter conference call may be accessed at the Company's Web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 25, 2005.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                              FRED'S INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                                     13 Weeks     13 Weeks
                                      Ended         Ended
                                     July 30,     July 31,    Percent
                                       2005         2004      Change
                                     --------     --------    -------
                                               (as restated)
Net sales                            $373,319     $340,850      9.5%
Operating income                     $  5,500     $  4,698     17.1%
Net income                           $  3,483     $  2,922     19.2%
Net income per share:
  Basic                              $   0.09     $   0.07     28.5%
  Diluted                            $   0.09     $   0.07     28.5%
Average shares outstanding:
  Basic                                39,638       39,110
  Diluted                              39,791       39,520

                                     26 Weeks     26 Weeks
                                      Ended         Ended
                                     July 30,     July 31,    Percent
                                       2005         2004      Change
                                     --------     --------    -------
                                               (as restated)
Net sales                            $756,057     $682,336     10.8%
Operating income                     $ 15,691     $ 15,816     -0.8%
Net income                           $ 10,205     $ 10,124      0.8%
Net income per share:
     Basic                           $   0.26     $   0.26      0.0%
     Diluted                         $   0.26     $   0.26      0.0%
Average shares outstanding:
     Basic                             39,593       39,085
     Diluted                           39,758       39,583


                              FRED'S INC.
             Unaudited Fiscal 2005 Second Quarter Results
               (in thousands, except per share amounts)

                           13 Weeks              13 Weeks
                            Ended                 Ended
                           July 30,    % of      July 31,     % of
                             2005      Total       2004      Total
                           --------    -----     --------    -----
                                               (as restated)
Net sales                  $373,319    100.0%    $340,850    100.0%
Cost of goods sold          268,588     71.9%     246,880     72.4%
                           --------    -----     --------    -----
Gross profit                104,731     28.1%      93,970     27.6%
Selling, general and
  administrative
  expenses                   99,231     26.6%      89,272     26.2%
                           --------    -----     --------    -----
Operating income              5,500      1.5%       4,698      1.4%
Interest expense,
  net                           302      0.1%         220      0.0%
                           --------    -----     --------    -----
Income before
  income taxes                5,198      1.4%       4,478      1.4%
Provision for
  income taxes                1,715      0.5%       1,556      0.5%
                           --------    -----     --------    -----
Net income                 $  3,483      0.9%    $  2,922      0.9%
                           ========    =====     ========    =====
Net income per share:
  Basic                    $   0.09              $   0.07
                           ========              ========
  Diluted                  $   0.09              $   0.07
                           ========              ========
Weighted average shares
  outstanding:
    Basic                    39,638                39,110
                           ========              ========
    Diluted                  39,791                39,520
                           ========              ========


                Unaudited Fiscal 2005 Six-Month Results
               (in thousands, except per share amounts)

                           26 Weeks              26 Weeks
                            Ended                 Ended
                           July 30,    % of      July 31,     % of
                             2005      Total       2004      Total
                           --------    -----     --------    -----
                                               (as restated)
Net sales                  $756,057    100.0%    $682,336    100.0%
Cost of goods sold          542,297     71.7%     491,572     72.0%
                           --------    -----     --------    -----
Gross profit                213,760     28.3%     190,764     28.0%
Selling, general and
  administrative
  expenses                  198,069     26.2%     174,948     25.6%
                           --------    -----     --------    -----
Operating income             15,691      2.1%      15,816      2.4%
Interest expense, net           460      0.1%         282      0.1%
                           --------    -----     --------    -----
Income before
  income taxes               15,231      2.0%      15,534      2.3%
Provision for
  income taxes                5,026      0.7%       5,410      0.8%
                           --------    -----     --------    -----
Net income                 $ 10,205      1.3%    $ 10,124      1.5%
                           ========    =====     ========    =====
Net income per share:
     Basic                 $   0.26              $   0.26
                           ========              ========
     Diluted               $   0.26              $   0.26
                           ========              ========
Weighted average shares
  outstanding:
    Basic                    39,593                39,085
                           ========              ========
    Diluted                  39,758                39,583
                           ========              ========


                              FRED'S INC.
                        Unaudited Balance Sheet
                            (in thousands)

                                               July 30,      July 31,
                                                 2005         2004
                                               --------     --------
ASSETS:                                                  (as restated)
Cash and cash equivalents                      $ 18,226     $  5,264
Inventories                                     302,651      270,767
Receivables                                      19,434       16,533
Other non-trade receivables                      15,538        3,829
Prepaid expenses and other current assets         8,082        4,691
                                               --------     --------
     Total current assets                       363,931      301,084
Property and equipment, net                     143,630      138,339
Other noncurrent assets                           6,760        4,430
                                               --------     --------
     Total assets                              $514,321     $443,853
                                               ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                               $ 88,944     $ 63,089
Current portion of indebtedness                      18           36
Current portion of capital lease obligation         622          675
Accrued expenses and other                       27,674       24,106
Deferred tax liability                           17,995       11,420
Income taxes payable                              3,934        2,984
                                               --------     --------
     Total current liabilities                  139,187      102,310

Long-term portion of indebtedness                38,336       35,365
Deferred income taxes                             8,579        5,287
Long-term portion of capital lease obligations      734        1,340
Other noncurrent liabilities                      2,944        3,341
                                               --------     --------
     Total liabilities                          189,780      147,643
Shareholders' equity                            324,541      296,210
                                               --------     --------
     Total liabilities and shareholders'
       equity                                  $514,321     $443,853
                                               ========     ========

    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217